Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONEOK, Inc., on Form S-8 (File No. 333-121769) of our report dated June 22, 2018, on our audits of the financial statements of the ONEOK, Inc. Profit Sharing Plan as of December 31, 2017 and 2016, and for the year ended December 31, 2017, which report is included in this Annual Report on Form 11-K.

/s/ BKD, LLP

Tulsa, Oklahoma
June 22, 2018